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MATERIAL BELOW MARKED BY AN “***” HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THIS ENTIRE EXHIBIT INCLUDING THE OMITTED CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION.
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Exhibit 10.25

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MATERIAL BELOW MARKED BY AN “***” HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THIS ENTIRE EXHIBIT INCLUDING THE OMITTED CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION.
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TERMINALING SERVICES AGREEMENT

between

MARRERO TERMINAL LLC
(Owner)

and

OMEGA REFINING, LLC
(Customer)

Dated as of May 1, 2008

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TABLE OF CONTENTS

Page

Section 1.    Definitions    1
Section 2.    Services, Statements, Invoices, Documents and Records    4
Section 3.    Fees, Charges and Taxes    6
Section 4.    Operations, Receipts and Deliveries    8
Section 5.    Product Quality Standards and Requirements    12
Section 6.    Title, Custody and Loss of Product    13
Section 7.    Limitation of Liability and Damages    13
Section 8.    Product Measurement    14
Section 9.    Product Loss Allowance    14
Section 10.    Force Majeure    15
Section 11.    Inspection of and Access to Terminal    16
Section 12.    Assignment    16
Section 13.    Notice    17
Section 14.    Compliance with Law and Safety    17
Section 15.    Default, Waiver and Remedies    18
Section 16.    Insurance    19
Section 17.    Indemnity    20
Section 18.    Other Representations, Warranties and Covenants    22
Section 19.    Construction of Agreement    22
Section 20.    Law    22
Section 21.    Confidentiality    23
Section 22.    Reserved    24
Section 23.    Arbitration    24

i

TERMINALING SERVICES AGREEMENT

This Terminaling Services Agreement (“Agreement”) is made effective as of the 1st day of May, 2008 (“Effective Date”), by and between MARRERO TERMINAL LLC, a Delaware limited liability company (“Owner”), and OMEGA REFINING, LLC, a Delaware limited liability company (“Customer”), sometimes referred to individually as a “Party” and collectively as the “Parties.” In consideration of the mutual promises contained in this Agreement, the Parties agree to the following terms and conditions relating to the provision of terminal storage and throughput services related to the Product (as hereinafter defined).

Section 1.    Definitions. In this Agreement, unless the context requires otherwise, the terms defined in the preamble have the meanings indicated and the following terms will have the meanings set forth below:

“AAA” has the meaning set forth in Section 23.1.

“Affiliate” means with respect to any person, any other person that directly or indirectly Controls, is Controlled by, or is under common Control with that first person.

“Applicable Rate” has the meaning set forth in Section 3.5(d).

“ASTM” means the American Society for Testing and Materials.

“Barrel” or “bbl” means 42 U.S. Gallons.

“Change in Law” has the meaning set forth in Section 4.10.

“Claimant” has the meaning set forth in Section 23.4.

“Commencement Date” has the meaning set forth in Item 9 of Exhibit A.

“Confidential Information” has the meaning set forth in Section 21.2.

“Contract Year” means each one year period beginning with the Commencement Date of this Agreement.

“Control” or “Controlled” means the possession, directly or indirectly, through one or more intermediaries, of either of the following:

(a)    (i) in the case of a corporation, more than fifty percent (50%) of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than fifty percent (50%) of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, more than fifty percent (50%) of the beneficial interest therein; and (iv) in the case of

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any other entity, more than fifty percent (50%) of the economic or beneficial interest therein; or

(b)    in the case of any entity, the power or authority, through the ownership of voting securities, by contract or otherwise, to exercise a controlling influence over the management of the entity.

“Damages” means any and all liability, loss, damage, claim, suit, penalty, fine, judgment, cost or expense, including reasonable attorneys’ fees and other legal costs.

“ETA” means estimated time of arrival.

“Force Majeure” means:

(a)	strikes, lockouts or other industrial labor disputes or disturbances;

(b)	acts of the public enemy or of belligerents, hostilities or other disorders, wars (declared or undeclared), blockades, insurrections, riots, civil disturbances, sabotage or terrorism;

(c)
acts of God or of nature, including: landslides; lightning; earthquakes; fires; tornadoes; hurricanes; storms; floods; washouts; freezing of machinery, equipment, or lines of pipe; inclement weather that necessitates extraordinary measures and expense to construct or repair facilities or maintain operations; tidal waves; perils of the sea or other body of water or other adverse weather or water conditions and unusual or abnormal conditions of the sea or other body of water; and warnings for any of the foregoing which may necessitate the precautionary shut-down of plants, pipelines, loading facilities, the Terminal or other related facilities;

(d)
arrests and/or restraints or other interference or orders, statutes, restrictions imposed by a Governmental Authority (whether legal or de facto or purporting to act under some Law or otherwise), necessity for compliance with any court order, or any Law promulgated by a Governmental Authority having or asserting jurisdiction, expropriation, requisition, confiscation or nationalization;

(e)
epidemics or quarantine, explosions, breakage or accidents to equipment, machinery, plants, facilities or lines of pipe, the making of repairs or alterations to lines of pipe or plants, inability to secure labor or materials to do so, partial or entire failure of gas supply or electric power shortages; or

(f)
any other causes, whether of the kind enumerated above or otherwise, but in each case as to such causes and the above stated scenarios, only to the extent to which they were not reasonably foreseeable, and are not within the control of the Party claiming suspension and by the exercise of due diligence such Party is unable to prevent or overcome.

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“Governmental Authority” or “Governmental” means a federal, state, local or foreign governmental or regulatory authority, including the United States of America; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; any court or other judicial body; and any officer or other representative of any of the foregoing.

“Guaranty Agreement” has the meaning set forth in Item 5 of Exhibit A.

“include” or “including” means “including, without limitation” or “including, but not limited to”.

“Indemnitees” means a Party and its subsidiaries and Affiliates, and all of their respective shareholders, partners, members, sublessees, officers, directors, managers, employees, attorneys, consultants, contractors, agents, representatives, successors and assigns.

“Indirect Taxes” has the meaning set forth in Section 3.3(a).

“Initial Term” has the meaning set forth in Item 9.B of Exhibit A.

“Law” or “Laws” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, directive, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

“Lease Agreement” means that certain Land Lease, dated effective as of the date hereof, between Owner, as lessor, and Customer, as lessee.

“Month” means each full calendar month during the Term of this Agreement.

“Monthly Storage and Service Fees” has the meaning set forth in Item 4 of Exhibit A.

"MSDS" means a material safety data sheet in conformity with industry standards describing the Product.

“Other Fees and Charges” has the meaning set forth in Item 6 of Exhibit A.

“prime” has the meaning set forth in Section 3.2.

“Product” shall mean and refer to Heavy Fuel Oil (HFO), High Sulphur Fuel Oil (HSFO), Low Sulphur Fuel Oil (LSFO), Intermediate Fuel Oils (IFOs), Distillates, Marine Diesel Oil (MDO), Diesel, Lube Oils, cutter stock, VGO, used motor and lubricant oils, and intermediate stocks and any other such petroleum products that are within the permitted uses of the Terminal for the Tanks. Product shall include asphalts, asphalt blendstock, asphalt components, asphalt flux,

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vacuum tower bottoms, coker feedstocks, pg graded asphalts, viscosity graded asphalts or pen graded asphalt, subject to Owner's consent, such consent not to be unreasonably withheld.

“Respondent” has the meaning set forth in Section 23.4.

“Rules” has the meaning set forth in Section 23.1.

“Special Provisions” has the meaning set forth in Section 23.1.

“Standard Loss Allowance” has the meaning set forth in Item 8 of Exhibit A.

“Storage Fees” has the meaning set forth in Item 4.B.(1)(a) of Exhibit A.

“Subsequent Term” has the meaning set forth in Item 9.B of Exhibit A.

“Tank Bottom Volumes” has the meaning set forth in Section 4.9.

“Tanks” has the meaning set forth in Item 4.A. of Exhibit A.

“Term” has the meaning set forth in Item 9.B of Exhibit A.

“Terminal” has the meaning set forth in Item 3 of Exhibit A.

“Terminaling Services” has the meaning set forth in Section 2.1.

Section 2.    Services, Statements, Invoices, Documents and Records.

2.1    Owner will make the Tanks available to Customer on an exclusive basis and will provide services and suitable facilities, pumps, piping, boilers, rack, railspur, railroad car unloading facilities, marine dock, and other infrastructure related to the receipt, storage, heating, throughput, and delivery of Customer’s Product to and from Customer or on behalf of Customer into and out of the Tanks at the Terminal and provide the facilities reasonably necessary to perform such services and provide such additional services as may be provided under this Agreement (collectively, “Terminaling Services”), for the fees, rates and charges contained in this Agreement and in the Lease Agreement. Those Terminaling Services will be performed in a manner consistent with industry practices and in compliance with Law.

2.2    On each day of activity, Owner will transmit to Customer a statement of receipts, inbound deliveries, outbound deliveries and ending inventory. This statement will be transmitted to Customer at the number or other address set forth in Item 1 of Exhibit A.

2.3    Within fifteen (15) days following the end of each Month (or as soon thereafter as reasonably possible) during the Term of this Agreement and together with the invoice referenced in Section 2.4, Owner will provide to Customer copies of individual tank gauging documents and all barge, marine vessel, railcar and tank truck loading rack bills of lading documents for receipts or deliveries of its Product.

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2.4    Within fifteen (15) days following the end of each Month (or as soon thereafter as reasonably possible) during the Term of this Agreement, Owner will submit to Customer statements recording the volume of Customer’s Product received into and delivered from the Terminal during the preceding Month, together with an invoice for the following: (i) the Monthly Storage and Service Fees for the following Month, and (ii) any amounts due for any charges and other services provided during the preceding Month, as applicable and set forth in Items 4 and 6 of Exhibit A. This Monthly statement and invoice will be mailed to Customer at the address set forth in Item 1 of Exhibit A. Each such Monthly statement will include, in addition to the location of the Terminal and the identity and volume of Product, (i) a consecutive number, (ii) date of issuance, (iii) a reference to the rate of storage and handling fees included in this Agreement, (iv) a statement that the Product will be delivered to Customer or its agent and the location of delivery, and (v) the signature of an authorized representative of Owner. In case of any conflict between the daily statements provided to Customer under Section 2.2 or bills of lading issued under Section 2.3 and the Monthly statements provided under this Section, the statements and other relevant information provided under Sections 2.2 and 2.3 will prevail as to the volume of Product received and delivered by Owner.

2.5    If the Commencement Date is other than the 1st day of a Month or if the Term expires on any day other than the last day of a Month, then the Monthly Storage and Service Fees and any other charges for such partial Month or Months shall be prorated based on the number of days for such Month. The Monthly Storage and Service Fees shall commence on the later of the Commencement Date or the date upon which Owner is ready to commence Terminaling Services hereunder.

2.6     Each Party will maintain a true and correct set of records pertaining to its performance of this Agreement and all transactions related to such performance and will retain copies of all such records for a period of not less than three (3) years following termination or cancellation of this Agreement. Upon reasonable prior notice, a Party or its authorized representative may, during the Term of this Agreement and for the three (3) year period following termination or cancellation of this Agreement, audit such records of the other Party during normal business hours at the other Party’s place of business.

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Section 3.    Fees, Charges and Taxes.

3.1    Customer will pay Owner for Terminaling Services provided under this Agreement the charges and fees set forth in Exhibit A.

3.2    All (a) Storage Fees and (b) undisputed Service Fees and other charges reflected in Owner’s invoices are due and payable on or before the later of (i) the first day of each calendar month or (ii) fifteen (15) days after Customer’s receipt of such invoice. Undisputed amounts which are not paid within thirty (30) days from the due date thereof will accrue interest at prime plus 1% or the highest rate allowed by Law, whichever is lower, until paid in full. As used in this Section, “prime” means the prime rate listed in the Wall Street Journal on the applicable due date. Nothing in this Section 3.2 is intended to provide a grace period for payment of amounts due and owing by Customer to Owner. In the event that Customer disputes any Service Fees or other charges (which it may do only in good faith), Customer shall provide a detailed explanation to Owner of the amount in dispute prior to the payment due date, may withhold the disputed amount, and shall timely pay all undisputed amounts. Customer may not dispute any Storage Fees unless the specific Tank for which such fees are applicable was not available for storage. Any disputed amounts that are ultimately determined to be owed to Owner shall be paid by Customer to Owner with interest accrued at prime plus 1% (or the highest rate allowed by Law, whichever is lower) from the date payment was due through the date of payment to Owner, and any over payments by Customer to Owner shall be promptly reimbursed by Owner to Customer with interest accrued at prime plus 1% (or the highest rate allowed by Law, whichever is lower) from the date payment was made through the date of reimbursement to Customer. Customer acknowledges and agrees that Storage Fees are due and payable without setoff on the first day of each calendar month. The Parties hereby agree that they shall discharge debts and payment obligations due and owing to each other arising from this Agreement through netting, in which case all amounts owed by each Party to the other Party shall be netted so that only the excess amount remaining due shall be paid by the owing Party.

3.3    (a)    Except as provided in this Agreement, the Monthly Storage and Service Fees as stated in Item 4 of Exhibit A and Other Fees and Charges as stated in Item 6 of Exhibit A include all taxes, assessments, levies and fees imposed upon the Owner by any Governmental Authority, including taxes based upon or measured by Owner’s net income, any gross receipts tax imposed in lieu of an income tax, all franchise taxes based upon Owner’s existence or its general right to transact business, and any payroll or other employment tax for which Owner is liable. The Parties understand and agree that there will be added to the Other Fees and Charges any applicable sales, use or similar taxes imposed by or under the authority of any Law (the “Indirect Taxes”) with respect to the Terminaling Services supplied by Owner to Customer hereunder, and that any such addition to the Other Fees and Charges shall be separately stated on the applicable invoice from Owner to Customer. Customer expressly authorizes Owner to collect and remit such taxes as may be required by any Laws. If for any reason the purchase of Terminaling Services is exempt from any Indirect Taxes, Customer shall furnish Owner with evidence which supports that position.

(b)    Notwithstanding the generality of the foregoing, Customer agrees to be responsible for, and shall pay, any real or personal property taxes which may be assessed against the Product which is stored or otherwise located at the Terminal or upon any other property belonging to Customer which is located at the Terminal.

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(c)    For purposes of this Section 3.3, the term “Owner” includes Owner, PipeStem Energy Group, LLC, and Marrero Holdings LLC, and their respective employees, agents, successors and assigns.

3.4    In the event of an assignment of this Agreement by Customer, as permitted in Section 12, Owner will provide Terminaling Services for the same Product to Customer's assignee. Notwithstanding any such assignment, Customer and any subsequent Customers will remain liable for payment of the Monthly Storage and Service Fees and all Other Fees and Charges under this Agreement.

3.5    (a)    Notwithstanding any provision in this Section 3 to the contrary, as long as (i)(x) Owner is an Affiliate of PipeStem Energy Group, LLC or (y) the Storage Fees to be paid quarterly in arrears are due prior to the third anniversary of the Effective Date, and (ii) no event of default has occurred and is continuing under this Agreement, Customer may pay the Storage Fee portion of the fees under this Agreement as provided in Item 4.B.(1)(a) of Exhibit A quarterly in arrears (instead of monthly in advance as provided in Section 3.2 above) as set forth below, upon at least ten (10) days written notice to Owner. Customer hereby notifies Owner that it elects to pay quarterly in arrears the Storage Fees under this Agreement as provided in Section 4.B.(1)(a) as of the Commencement Date.

(b)    If Customer elects to pay the Storage Fees quarterly in arrears, Customer shall pay all Storage Fees accrued through the last day of each calendar quarter on the first (1st) day of each succeeding calendar quarter, together with interest on the amount of the Storage Fees that would otherwise have become due as provided in Section 3.2 above, accrued at the Applicable Rate (defined below).

(c)    Upon the occurrence of an event of default under this Agreement, all accrued and unpaid Storage Fees that would have become due but for this Section 3.5 shall be immediately due and payable without additional notice, and thereafter Storage Fees shall be due and payable as set forth in Section 3.2 above. Effective upon the later to occur of (i) thirty (30) days following written notice by Owner of a sale of the Terminal to an un-affiliated third party or Owner no longer being an Affiliate of PipeStem Energy Group, LLC and (ii) the third anniversary of the Effective Date, all accrued and unpaid Storage Fees that would have become due but for this Section 3.5 shall be due and payable, and thereafter Storage Fees shall be due and payable as set forth in Section 3.2 above.

(d)    As used in this Section 3.5 the term “Applicable Rate” means the lesser of (i) 0.5% in excess of the average rate of interest charged by Owner’s lenders under Owner’s acquisition and working capital loan facilities related to its acquisition and operation of the Terminal during any period of calculation, and (ii) the highest lawful rate of interest under applicable Law. Owner shall deliver an invoice to Customer setting forth the calculation of the payment of Storage Fees due hereunder, not less than five (5) days prior to the date such payment is due. If at any time Owner does not have any debt with respect to the Terminal, then the Applicable Rate shall be the lesser of (A) 0.5% in excess of prime, and (ii) the highest lawful rate of interest under applicable Law.

Section 4.    Operations, Receipts and Deliveries.

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4.1    Product will be delivered to the Terminal via truck, train, barge or marine vessel identified in Exhibit A by Customer or on its behalf free of any charge to Owner. In the case of Product delivered by barge, marine vessel or railcar, Customer must provide to the Terminal and maintain reasonably timely forecasts of scheduled arrivals of its Product by barge, marine vessel or railcar at the Terminal, which forecasts must include details as to type, grade and quantity of each Product. The quantity of Product received at the Terminal by barge or marine vessel shall be determined by manual shore tank gauging. Free water shall be subtracted and adjustments for gravity and temperature shall be made to sixty (60) degrees Fahrenheit in accordance with the latest ASTM table applicable to such Product to determine net barrels received. For railcar, quantities of Product shall be determined by the applicable gauging tables for the specific delivering railcars. For truck shipments and receipts, quantities of Product shall be determined by weighing on Owner’s truck scale and conversion by API Table 8. Customer may elect to appoint an independent inspector acceptable to Owner for shipments and/or receipts, at Customer’s sole expense (or at Owner’s expense in the event Owner’s scales or meters are discovered to be inaccurate), to perform gauging and related sampling. The inspector’s findings shall be binding on Customer and Owner. Owner will be provided a copy of all independent written reports prepared by the inspector on a timely basis. Owner shall witness all gauging procedures.

4.2    Receipts and deliveries of Product will be handled within the operating hours of the Terminal as specified on Exhibit A. Prior to discharging Products to the Terminal, Customer shall notify Owner by e-mail or fax designating Tank(s) to which Product is to be discharged. Prior to loading Product from the Terminal, Customer shall notify Owner by e-mail or fax what volumes are to be loaded from a Tank or Tanks. While Products are in Owner’s custody, and except in emergency situations, Owner shall make no inter-tank transfers without first obtaining authorization and instructions from Customer by e-mail or fax. Barges, marine vessels, railcars and tank trucks will be unloaded and loaded on first come, first serve basis and Owner will not be responsible for the payment of any demurrage or costs incurred by Customer or its transportation carrier for any delay in receiving or delivering the Product; provided, however, Owner will be responsible for demurrage incurred by Customer as a result and to the extent of any of the following provided they are not a result of a Force Majeure event: (i) once offloading of the Product is completed, to the extent Owner’s negligence or willful misconduct causes a delay in the vessel’s ability to leave the dock in a timely manner, or (ii) upon the vessel’s arrival at the dock, to the extent the Product cannot be offloaded timely because of a failure of Owner’s equipment or Owner’s negligence or willful misconduct (but in no event will Owner be responsible or liable for demurrage if the vessel is unable to offload Product at a pumping rate commensurate with that of Owner’s equipment), or (iii) to the extent the Product cannot be delivered timely to the truck because of a failure of Owner’s equipment or Owner’s negligence or willful misconduct. Unless a delivery/receipt has been scheduled by Customer for a particular time, Owner may make temporary changes in business hours, without Customer’s approval, but Owner will notify Customer of such temporary changes at least seventy-two (72) hours in advance. Owner will provide Customer at least seventy-two (72) hours advance notice of the exact date of any days when the Terminal will close because of any routine maintenance, and notice as soon as possible for any other day(s) when the Terminal closes because of an extraordinary event. In each event, Owner shall work with Customer to accommodate Customer’s scheduled deliveries and receipts. The Parties further acknowledge and agree that during any Force Majeure event Owner may make modifications to the availability of the Terminal for receipts and deliveries.

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4.3    Customer must arrange for and pay the costs of the transportation of all Product and Owner is responsible only to receive or deliver, as the case may be, the Product at its Terminal. Customer must notify Owner of tentative Product arrival dates by fax or email reasonably in advance and of any revision of those dates as soon as practicable. Tentative arrival dates must be confirmed by Customer approximately forty-eight (48), thirty-six (36) and twelve (12) hours in advance, and as otherwise specified for barges or marine vessels in Section 4.4. At the time of said notice, Customer must furnish Owner with necessary shipping instructions. Upon receipt of such confirmation, Owner will promptly advise Customer of Terminal availability, and a loading/discharge window shall be mutually agreed upon by both Parties. If the Terminal will not be available to receive or deliver Customer’s Product on the confirmed arrival date, Owner will advise as to the earliest time when Customer’s Product may be received or delivered. Owner may change dock designation within the Terminal from time to time with prior notice to Customer. If Owner reasonably determines that a truck, railcar, barge or marine vessel is unsuitable for shipment or receipt of Product, Owner may refuse to load or unload such equipment and will promptly advise the carrier and Customer of the condition, and request further instructions from the Customer.

4.4    Berth scheduling shall be on a first come first served basis with marine vessels given preference over barges. After the vessel has, within such agreed upon time window, arrived at the customary anchorage, berth, or other place of waiting, received all required Governmental clearances, and is otherwise ready to proceed to berth and commence loading or unloading of Products, the vessel or vessel’s agent shall tender a notice of readiness to Owner. The allowed lay time for the completion of the offloading of each vessel shall be at a minimum of 5,000 bbl/hr, or the cargo discharge rate the vessel is able to achieve while maintaining 100 psi at the vessel’s rail. Time allowed shall commence upon the point at which Customer’s vessel is all fast alongside Owner’s berth. Owner shall not be obligated to berth any barge or marine vessel unless such vessel has, no later than eight (8) hours prior to the expected berthing time, provided Owner with copies of any documents that may be required under Law. Barges with less than forty-eight (48) hour notice shall be received by Owner on a commercially reasonable efforts basis. Barges will communicate with the Terminal via VHF radio or other acceptable means, its ETA where practicable at least forty-eight (48) hours prior to arrival. Where forty-eight (48) hour notice is not possible, the barge will communicate ETA to the Terminal via VHF radio or other acceptable means, upon commencement of cargo operations at its last port of call. Tow will communicate at approximately twenty-four (24) hours prior, twelve (12) hours prior and then again at six (6) hours prior to arrival. Notice of readiness will be given via VHF radio or other acceptable means to the Terminal per standard industry practice and logged accordingly in barge time logs. The allowed lay time for the completion of the offloading of each barge shall be at a minimum of 5,000 bbl/hr, or the cargo discharge rate the barge is able to achieve while maintaining 100 psi at the barge’s rail. Time allowed shall commence upon the point at which Customer’s barge is all fast alongside Owner’s berth. Owner shall not be obligated to berth any barge unless such barge has, no later than eight (8) hours prior to the expected berthing time, provided Owner with copies of any documents that may be required by Law. Owner shall maintain a minimum pump rate of 2,500 bbls/hour to inland barges and 3,000 bbls/hour to ocean-going barges, unless otherwise restricted by the barge itself. All pumping rates specified in this Section 4.4 assume a maximum Product viscosity of 700 cst at 50˚C, and are subject to Customer’s delivery vessel being able to pump at not less than 100 psi at dock flange.

4.5    Owner will deliver to Customer or to such third parties as Customer may direct the Product held by Owner at the Terminal for the account of Customer. Customer is responsible for

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providing to Owner documentation required to authorize receipt of deliveries from the Terminal. Where Product is to be delivered from the Terminal, such deliveries will be made only upon the written authorization of Customer and only to properly qualified individuals. All receipts and discharges of Product shall be arranged by Customer. Owner shall be responsible to receive and discharge the Product at its designated lines and from or to those barges, marine vessels, railcars and trucks designated by it. However, all receipts of any Products from barges, marine vessels, railcars or trucks shall be arranged for and provided by Customer, and Customer’s barges, marine vessels, railcars and trucks shall be responsible for providing appropriate receiving/discharge hoses in accordance with customary industry practices and applicable Laws.

4.6    Owner shall reserve for the storage and handling of the Products of Customer the Tanks listed in Item 4 of Exhibit A. Owner, at its expense, will have the right to substitute tanks, equipment or other facilities from time to time as Owner deems necessary in its sole discretion, so long as the available capacity, condition and quality of the substituted tanks, equipment and/or other facilities are at least comparable in all material respects to the Tanks replaced. All regularly scheduled maintenance, inspection and repair shall be coordinated with Customer in advance to accommodate Customer’s schedule, and shall be completed promptly and within a reasonable time. Customer shall not pay for any Tank while it is out of service, unless a substituted tank is provided. The Tanks (and any substituted tanks) shall be segregated tankage, and Product shall not be commingled with any Owner or third party product except in an emergency.

4.7    The Terminaling Services hereunder are being provided to Customer only with respect to the Product and no other products unless otherwise consented to by Owner in writing as provided in this Agreement. If a special method of storing or handling Product is required, then Customer must notify Owner in sufficient time to enable Owner to consider whether it will accept the proposed changes in the method of storing or handling the Product and to take the necessary preparatory measures if it agrees with such changes. Failing such notice, Owner will not be obligated to provide such special storage and handling service nor be liable for loss or damage to the Product because such special service was not provided. It is understood that the cost of alterations made necessary by the nature of Customer’s Product or otherwise required by Customer for special methods of storing or handling Product will be for the account of Customer and Customer will be responsible for the expense of any related and necessary cleaning of the storage and handling equipment, including Tanks, pipelines, pumps, hoses, meters, and loading arms. It is also understood that Customer will treat its Product during receipt, delivery or while in the Tanks, for H2S, Pour Point, Flash Point or as may otherwise be required based on accepted industry practices.

4.8    Both Parties acknowledge that there are amounts of petroleum products known as tank heels and line fills in the Tanks. Customer owns these tank heels and line fills, as well as all other petroleum products in the Tanks. Customer shall be responsible for, and liable for all charges related to, the removal, handling, and disposal of any tank heels and line fills (including those that constitute "hazardous waste" as defined by the Resource Conservation and Recovery Act, as amended, and the implementing regulations under the United States Environmental Protection Agency), and shall be responsible for selecting the site for disposal and signing any manifests as the generator of such hazardous waste.

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4.9    Customer and Owner will jointly appoint an independent inspector to inspect the Tanks prior to commencement of this Agreement or as the Tanks are ready for service. This inspection will establish the baseline condition of the Tanks and the volumes of Product in the Tank bottoms (“Tank Bottom Volumes”), and both Parties agree to be bound by this established baseline for purposes of evaluating the condition of the Tanks and the Tank Bottom Volumes upon the termination of this Agreement, with the requirement that upon termination of this Agreement (a) Customer return the Tanks to the state of condition or repair as they existed on the Commencement Date, subject to normal wear and tear and the acts or omissions of Owner, and Owner shall pay Customer the market value of the Tank Bottom Volumes within ten (10) days following the termination of this Agreement. Customer will initiate the tank cleaning and return process within ten (10) days following termination of this Agreement. If the parties fail to agree on the payment owed to a party pursuant to Section 4.9(b) or following the tank cleaning and return process, if Owner disagrees with Customer that the Tanks are in the condition required by this Section 4.9, Customer and Owner will jointly appoint an independent inspector or appraiser (as applicable) to inspect the Tanks or determine the payment owed, and such inspector’s or appraiser’s findings and recommendation, which shall take into account the condition of the Tanks and the Product volume at the initial inspection, shall be binding upon the Parties. Owner and Customer shall share equally the costs of the inspectors or appraisers.

4.10    During the Term of this Agreement, Owner will be required to perform routine maintenance and repair in accordance with industry practices, but will not be required to make any improvements, alterations or additions to the Terminal other than as contemplated by Sections 4.7 and 14.1. If the Tanks are fully or partially destroyed during the Term of this Agreement, insurance proceeds to rebuild the tanks are available for such purpose and the rebuilding of the Tanks is economically viable, the Owner shall, unless substitute tanks have been provided by Owner in accordance with Section 4.6, use the proceeds of such insurance to rebuild the Tanks. If any Governmental Authority requires installation of any improvement, alteration or addition to any Tank or other equipment at the Terminal for purposes of compliance with any Law that hereafter comes into effect that would materially interfere with or materially change the nature of the Terminaling Services provided under this Agreement (or the cost thereof), whether the result of the operation of the Terminal or the handling or storage of the Product (“Change in Law”), Owner will notify Customer in writing of (a) the cost of making any such improvement, alteration or addition, (b) when such improvement, alteration or addition must be completed, and (c) Customer’s share of such costs. Customer will pay its proportionate share of the costs (which will be determined by commercially reasonable means that reflect the use of the Terminal facilities for the Terminaling Services provided to Customer under this Agreement compared with the same for other customers), said costs to be prorated Monthly over the remaining Term of this Agreement. In addition to installation costs, the costs for Customer’s account as a result of a Change in Law will include engineering and interest expense (at a rate of 1% over the prime lending rate on the date of completion of such installation).

4.11    All fixtures, equipment and appurtenances attached to the Tanks, pipelines and other facilities of the Terminal (except for (i) any special equipment defined in Item 10 of Exhibit A and (ii) any such assets that are subsequently installed and paid for by Customer, which it may remove consistent with the terms of Section 18.1 of the Lease, provided it pays for all damage caused by removal) are and remain the property of Owner.

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Section 5.    Product Quality Standards and Requirements.

5.1    Customer warrants to Owner that all Product tendered by or for the account of Customer for receipt by the Terminal will conform to the specifications for such Product set forth in Exhibit B, subject to Section 5.2, and will comply with industry standards (Pour Point, Viscosity, Flash and Temperature) adequate to permit Product to be moved through the Terminal facilities without special handling and consistent with past practices, and all Laws, including all State and Federal Dangerous Waste Regulations. Customer will supply to Owner in writing the basic specifications of the Product to be stored. Owner will not be obligated to receive Product into the Terminal that is contaminated or otherwise fails to meet those specifications, nor will Owner be obligated to accept Product that fails to meet quality specifications set forth in the arrival notice, but in no event will Owner have any liability whatsoever for accepting Product for storage in Tanks which Product is either contaminated or does not meet such specifications. Owner may rely upon the specifications and representations of Customer as to Product quality; provided, however, if cleaning of Tanks, pipelines, valves or pumps is necessary because Customer’s Product is off specification or is contaminated, Customer will be responsible for the cost of the removal and proper disposal of all such Product, residue, scale, non-merchantable bottoms and any other accumulation from the affected Tanks, pipelines, valves or pumps, and for cleaning Tanks, pipelines, valves and pumps to a condition again suitable for the storage of Product as the affected Tanks, pipelines, valves and pumps existed on the Effective Date, subject to normal wear and tear, Force Majeure and the acts or omissions of Owner.

5.2    The quality of Product tendered into the Terminal for Customer’s account must be verified either by Owner’s laboratory analysis, or by an independent inspector’s analysis, at Customer’s discretion, indicating that the Product so tendered meets the Product specifications provided in Section 5.1; provided, however, such Product specifications may be modified from time to time as agreed by Owner so long as the specifications, as modified, do not alter the basic Product. All costs for Owner’s laboratory analysis will be borne by Owner and costs for independent inspector’s analysis are to be borne by Customer. Owner may sample any Product tendered to Owner for Customer’s account for the purpose of confirming the accuracy of the analysis. The cost of such confirmation will be borne by Owner.

5.3    Owner will be liable to Customer for contamination occurring at the Terminal caused by Owner or occurring during Owner's custody of the Product that results in one or more of the following: contamination of Product; Product that fails to meet Customer's specifications; downgrading of Product; or change in the character of Product. Owner will not be liable for contamination that is caused by: the negligence or willful misconduct of Customer, its personnel, contractors, customers or suppliers (other than Owner or its Affiliates, or their respective employees or representatives); breach of Customer's obligations under this Agreement; or natural deterioration of the Product. Customer shall give Owner written notice of any claim alleging contamination, downgrading or character change of the Product within thirty (30) days of discovery.

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Section 6.    Title, Custody and Loss of Product.

6.1    Title to Customer's Product will remain with Customer at all times. Owner will assume custody of the Product at the time and at the point at which such Product passes the flange connection between the transportation carrier and that of Owner's receiving facilities. Owner's delivery of Customer's Product will be deemed completed and its custody of it will cease when the Product passes the flange coupler connection between Owner's loading assembly and the Customer's transportation carrier.

6.2    Except for any (a) Standard Loss Allowance under Section 9, (b) loss of Customer's Product associated with Customer approved Product flushings to eliminate residual particles or other contaminants from pipelines, tanks, valves or pumps, and (c) loss caused by any Force Majeure event, Owner is responsible for any Product lost while in its custody. Upon delivery of Customer Product, as provided above, Owner shall have no further responsibility for any Damages to persons or property (including the Product) arising out of possession or use of the Product, except to the extent that such Damages are caused by the negligence or willful misconduct of Owner, its personnel, contractors, customers or suppliers (other than Customer or its Affiliates, or their respective employees or representatives) or by breach of Owner's obligations under this Agreement.

Section 7.    Limitation of Liability and Damages.

7.1    Notwithstanding any other provision of this Agreement, Owner is not responsible for any lost Product unless a written claim is delivered to Owner by Customer within ninety (90) days after Owner reports the alleged loss to Customer or Customer otherwise learns of such loss. The maximum liability of Owner for lost Product under Sections 6 and 9 will not exceed, and is strictly limited to the value (i.e., replacement cost, FOB Terminal) of the Product delivered. Owner may, in lieu of payment for Product, replace such Product with product of like grade and quality (FOB Terminal)..

7.2    Customer shall procure and cause to remain in effect during the Term credit support in accordance with the requirements set forth in Item 5 of Exhibit A.

Section 8.    Product Measurement.

8.1    Quantities of Product received into and delivered from the Terminal will be determined for the applicable mode of receipt and delivery of Product designated in Exhibit A by either (a) shore tank gauge readings taken before and after each receipt or delivery, (b) loading rack meter readings or (c) other appropriate quantity measuring devices, as determined by the Parties. Absent obvious error, the quantities of Product in storage at any time will be determined from Terminal inventory records of receipts and deliveries. Inventory records of Product will be verified against the sum of the material in the Tanks as well as line fill. Gauging of Product received, delivered and in storage will be taken jointly by representatives of the Parties. Customer may use certified public inspectors at its own expense.

8.2    Terminal and loading facility meters will be calibrated periodically and upon each completion of repair or replacement of a meter, at the meter owner’s expense. Current calibration

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charts, licenses and inspection permits will be available at the Terminal for examination during normal business hours. If a meter is determined by either Party to be defective or inoperative, such Party shall immediately notify the other Party, and it will be the responsibility of the owner of such meter to promptly make repairs or replacements. Product received or delivered through a facility having an inoperative or defective meter will be measured based upon before and after tank gauges or official scale for tank truck.

8.3    Unless indicated otherwise, quantity determinations will be based on a Barrel of Product.

8.4    Owner certifies to Customer the accuracy of all gauging and Terminal records as to quantities, and grants Customer and its authorized representatives access during Owner’s normal business hours and upon reasonable prior notice for purposes of examination, testing and audit of Terminal records pertaining to the receipt, handling, storage and delivery of Customer Product.

Section 9.    Product Loss Allowance. During such time as Owner is the custodian of Product, Owner will indemnify Customer against any Product loss, including loss due to evaporation, shrinkage, line loss, clingage and pipeline, valve, flange, meter and tank leakage in excess of the Standard Loss Allowance per Exhibit A of the total barrels of Product withdrawn from the Terminal by Customer; provided, however, under no circumstances will Owner be responsible for Product loss of any kind to the extent that such loss is caused by the negligence or willful misconduct of Customer, its personnel, contractors, customers or suppliers (other than Owner or its Affiliates, or their respective employees or representatives) or Force Majeure. If Product losses exceed the Standard Loss Allowance of Customer withdrawals during any Contract Year or at the end of a shorter Term of this Agreement, Owner will, within thirty (30) days after such loss is known to exist, either replace the Product or pay Customer for it in accordance with Section 7.

Section 10.    Force Majeure.

10.1    Except as may be otherwise provided herein, neither Party shall be liable for any failure or delay in performance hereunder which may be due, in whole or in part, to an event of Force Majeure. Force Majeure shall not excuse either Party from making any payments already due to the other Party. The Party seeking to be excused from its performance will give the other Party prompt written notice of the Force Majeure event stating the nature of the condition and when the condition is terminated and will make commercially reasonable attempts to ameliorate, avoid or remove the effects of the Force Majeure and continue performance under this Agreement as soon as possible; provided, however, that no provision of this Agreement shall be interpreted to require Customer to deliver, or Owner to receive, Product at any delivery point other than the Terminal. The obligations of the Party giving notice, so far as they are affected by the Force Majeure event, will be suspended during, but not longer than, the continuance of the Force Majeure event. The affected Party must act with commercially reasonable diligence to resume performance and the affected Party must notify the other Party when the Force Majeure event no longer affects its ability to perform under this Agreement. Notwithstanding any provision in this Agreement to the contrary, in no event will an event of Force Majeure extend the term of this Agreement beyond the then effective Term (as same may be automatically renewed pursuant to the provisions of this Agreement).

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10.2    Notwithstanding the foregoing, Owner agrees to provide Customer as much advance notice as possible of any projected incapacity of the Terminal or of Owner to provide Terminaling Services whether or not such incapacity (a) results from a Force Majeure event or (b) may result in excused performance under this Section 10.

10.3    The requirement that any Force Majeure event be remedied as soon as possible will not require the settlement of strikes, lockouts, or other labor difficulty by the Party claiming excuse due to a Force Majeure event contrary to its wishes.

10.4    If either Party is rendered unable to perform by reason of Force Majeure for a period in excess of one hundred eighty (180) consecutive calendar days, then the other Party, thereafter, may terminate this Agreement upon thirty (30) days prior written notice to the Party claiming excuse due to a Force Majeure event.

10.5    If Owner is excused from providing service pursuant to this Agreement due to a Force Majeure event, the Monthly Storage and Service Fees and Other Fees and Charges not already due and payable will be excused or proportionately reduced (based on the shell capacity volumes of the Tanks set forth in Item 4 of Exhibit A) for so long as the Owner’s performance is excused due to the Force Majeure event. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT WILL CUSTOMER BE EXCUSED FROM PAYING THE MONTHLY STORAGE FEES AS A RESULT OF CUSTOMER’S INABILITY TO OBTAIN PRODUCT FROM THIRD PARTIES FOR SHIPMENT TO THE TERMINAL EVEN IF DUE TO EMBARGOS OR EXPORT OR IMPORT RESTRICTIONS OR LOSS OF SUPPLY (INCLUDING ANY FORCE MAJEURE AFFECTING CUSTOMER’S TRANSPORTATION OR SUPPLY OF THE PRODUCT OUTSIDE THE TERMINAL) DURING THE INITIAL TERM OR ANY SUBSEQUENT TERM OF THIS AGREEMENT.

Section 11.    Inspection of and Access to Terminal.

11.1    Customer and its authorized representatives shall have the right during the Terminal operation hours to visit and inspect the Terminal including the right to inspect records relating to storage, use and handling of Customer’s Product. Customer’s right and that of its authorized representatives to enter the Terminal in order to observe and verify Owner’s performance of its Terminaling Services and to the extent required for other purposes of this Agreement will be exercised by Customer in a way that will not unreasonably interfere with or diminish Owner’s control over or its operation of the Terminal and will be subject to reasonable rules and regulations from time to time promulgated by Owner, including safety rules. Customer acknowledges that under this Agreement none of Customer’s vehicles or vehicles acting on behalf of Customer will be granted access to the Terminal until the owner of such vehicles and its employees or agents have reviewed and become familiar with Owner’s operating and safety procedures relating to the Terminal.

11.2    Within seven (7) days after the Effective Date, Customer must notify Owner of those third parties to which Owner may deliver Product from the Terminal. Customer must furnish at least forty-eight (48) hours prior notice of any additions or deletions to its list of approved third parties. Customer will cause all persons receiving or delivering its Product to utilize only those portions of the

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Terminal facilities designated for such purposes by Owner and only for the period of time required for expeditious completion of such receipt and delivery.

11.3    Customer acknowledges that any grant of the right of access to the Terminal under this Agreement or under any document related to this Agreement is a grant of merely a license and will convey no interest in or to the Terminal or any part of it.

Section 12.    Assignment.

12.1    This Agreement will inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. This Agreement and the rights and obligations of a Party hereunder shall not be transferred or assigned, in whole or in part, without the prior written consent of the other Party; provided (a) Customer may freely assign this Agreement to any of its Controlled Affiliates, (b) Owner may freely (i) assign, sell, pledge or encumber this Agreement or the accounts, revenues, or proceeds hereof in connection with any financing or other financial arrangements, or (ii) assign this Agreement in connection with the sale of all or substantially all of the assets of Owner, and (c) Owner shall approve an assignment of this Agreement (whether for purposes of a financing or otherwise) by Customer to an assignee in conjunction with a permitted assignment by Customer of the Lease to such assignee, and effective with the assignment of the Lease. In the event of any assignment by a Party of this Agreement or its rights or obligations hereunder (other than an assignment strictly for purposes of securing financing), the assignee shall assume in writing and in form adequate at law for such purpose the assigning Party's prospective obligations under this Agreement from and after such assignment. Notwithstanding any assignment by a Party, the assigning Party shall remain fully obligated under all terms of this Agreement; provided, however, that in connection with any assignment by Owner under Section 12.1(b)(ii) hereof, Owner shall be fully released from any and all prospective obligations under this Agreement from and after such assignment.

12.2    Customer may only sublease unused Tank storage (on a Tank-by-Tank basis, but not on any partial Tank basis) to its Controlled Affiliates and not to any other persons. Prior to entering into such sublease, Customer will advise Owner as to the Product which will be stored in any Tanks which Customer elects to sublease. Customer shall remain obligated to pay Owner the Monthly Storage and Service Fees even if Customer elects to sublease any or all of the Tanks.

Section 13.    Notice. Any notice required or permitted under this Agreement must be in writing and will be deemed received when actually received and delivered by (i) United States mail, certified or registered, return receipt requested, (ii) confirmed overnight courier service, (iii) confirmed facsimile transmission, or (iv) other electronic communication where receipt of the communication has been acknowledged, in each case properly addressed or transmitted to the address of the Party set forth in Items 1 and 2 of Exhibit A or to such other address or facsimile number as a Party will provide to the other Party in accordance with this provision. In the event of any assignment of this Agreement by either Party, all Parties hereto (and any of their assignees) shall continue to provide all notices required or permitted under this Agreement to the initial Parties hereto unless otherwise advised to the contrary in writing by an initial Party hereto.

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Section 14.    Compliance with Law and Safety.

14.1    Customer warrants that the Products tendered by it are produced, transported, and handled, and Owner warrants that the Terminal and the Terminaling Services provided by it under this Agreement are, in full compliance with all Laws. Each Party also warrants that it may lawfully receive and handle the Product, and it will furnish to the other Party any evidence required to provide compliance with all Laws, and will file with Governmental Authorities any required reports evidencing such compliance with those Laws.

14.2    Customer certifies, on behalf of itself, its employees, agents, and contractors, that all railcars, vehicles, barges and marine vessels owned or procured by Customer in connection with this Agreement will comply with all Laws and any requirements imposed by Customer’s or Owner’s insurers. Customer will furnish Owner with information (including Material Safety Data Sheet) concerning the safety and health aspects of Product stored under this Agreement. Owner will communicate such information to all persons who may be exposed to or may handle such Product, including Owner’s employees, agents and contractors.

14.3    Customer hereby authorizes Owner to take measures necessary to protect the environment from damage arising from spillage or transport of Customer’s Products. Owner is authorized to incur such expenses by employing its own resources or by contracting with others as are reasonably necessary to remove the Product and mitigate the effects of any spill. Customer shall fully reimburse Owner for all expenses incurred for Product removal, mitigation and cleanup provided that the spill was caused by the negligence or willful misconduct of Customer, its employees or transportation agents. In such event, Owner agrees to assign to Customer any rights Owner may have against the party causing the spill for costs of Product removal, mitigation and cleanup, provided Customer has prior thereto fully reimbursed Owner therefor.

Section 15.    Default, Waiver and Remedies.

15.1    Customer Default. A material breach of any of the terms and conditions of this Agreement by Customer, or the bankruptcy or insolvency of Customer, will constitute a default under this Section. In the case of a non-monetary default by Customer, Owner may notify Customer of the particulars of such default and Customer will have sixty (60) days thereafter to cure such default; provided, however, if such default cannot be cured within such sixty (60) day period, then Customer will have such additional time as reasonably necessary to cure such default so long as Customer takes steps necessary to begin curing such default within the sixty (60) day period and proceeds with reasonable diligence to cure such default, but provided further, if the default is such that the continuation of the default has or may have an material adverse effect on Owner’s operation of the Terminal or result in a material liability or damage to Owner, and Owner provides written notice of such (“Damage Notice”), then in no event shall the cure period exceed the greater of (i) one hundred twenty (120) days after Owner’s initial notice of the default, or (ii) thirty (30) days after Owner’s Damage Notice. In the case of a monetary default by Customer, Owner will notify Customer of such monetary default and Customer will have five (5) days after receipt of such notification to cure such default. If Customer fails to cure such monetary default on or before the

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end of such five (5) day cure period, then Owner may terminate this Agreement and/or exercise any of its other rights and remedies.

15.2    Owner Default. A material breach of any of the terms and conditions of this Agreement by Owner, or the bankruptcy or insolvency of Owner, will constitute a default under this Section. Upon default, Customer may notify Owner of the particulars of such default and Owner will have sixty (60) days thereafter to cure such default; provided, however, if such default cannot be cured within such sixty (60) day period, then Owner will have such additional time as reasonably necessary to cure such default so long as Owner takes steps necessary to begin curing such default within the sixty (60) day period and proceeds with reasonable diligence to cure such default, but provided further, if the default is such that the continuation of the default has or may have an material adverse effect on Customer’s operation of its facility or result in a material liability or damage to Customer, and Customer provides a Damage Notice, then in no event shall the cure period exceed the greater of (i) one hundred twenty (120) days after Customer’s initial notice of the default, or (ii) thirty (30) days after Customer’s Damage Notice.

15.3    The waiver by a non-defaulting Party of any right under this Agreement will not operate to waive any other such right nor operate as waiver of that right at any future date upon another default by the defaulting Party under this Agreement, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise of that right, power, or privilege or the exercise of any other right, power, or privilege. Nothing in this Section is intended in any way to limit or prejudice any other rights or remedies the non‑defaulting Party may have under this Agreement or by law. The remedies of the non-defaulting Party provided in this Agreement are not exclusive and, except as otherwise expressly limited by this Agreement, are in addition to all other remedies of the non-defaulting Party at law or in equity. Acceptance by Owner of any payment from Customer for any charge or service after termination of this Agreement shall not be deemed a renewal of this Agreement under any circumstances, nor a waiver of any rights Owner may have under this Agreement or otherwise.

15.4    Each Party agrees that it has a duty to mitigate damages and to use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party’s performance or non-performance of this Agreement.

Section 16.    Insurance.

16.1    Coverage. Owner and Customer will procure and maintain in effect during the Term of this Agreement and as otherwise required herein insurance coverages as set forth on Exhibit C hereto.

16.2    Failure to Secure. Subject to Item V of Exhibit C, failure to secure the insurance coverage, or failure to comply fully with any of the insurance provisions of this Agreement, or the failure to secure such endorsements on the policies as may be necessary to carry out the terms and conditions of this Agreement, will in no way relieve a Party from the obligations of this Agreement.

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16.3    Certificates of Insurance. Prior to Owner commencing any performance under this Agreement and as a condition of Customer exercising any of its rights under this Agreement, each Party will furnish to the other Party certificates of insurance, in accordance with Item I of Exhibit C, evidencing that proper insurance has been secured in accordance with the specific terms of this Agreement. Failure of a Party to require such certificate or to object to any such certificate it receives or to commence performance without first providing a conforming certificate or request copies of any policy will not be a waiver of the other Party’s obligation to meet its insurance obligations under this Section, including its obligation to provide conforming certificates.

16.4    Reports of Accidents. Each Party will provide written notice to the other Party of all accidents or occurrences resulting in injuries to employees or third parties, or damage to property while at the Terminal as soon as practical upon learning of the accident, occurrence or damage, and will furnish the other Party with a copy of all reports made by the Party or its underwriter or reports to others of such accidents or occurrences.

16.5    Insurance of Product. Insurance covering the Product, to the extent not intended to be covered by Owner’s property insurance under Item II.C. of Exhibit C, may, if desired by Customer, be carried by Customer at its own expense.

Section 17.    Indemnity.

17.1    To the extent permitted by law and except as otherwise specifically provided in this Agreement, each Party will defend, indemnify and hold harmless the other Party and its Indemnitees from and against any and all Damages, resulting from or arising out of (a) the indemnifying Party’s failure to comply with all Laws, or (b) bodily injury or death of any person, including any Party’s or its Indemnitees’ personnel, to the extent such injury or death in clause (b) is caused by the negligence or willful misconduct of the indemnifying Party. Where the injury or death in clause (b) is the result of the joint or concurrent negligence or willful misconduct of Owner and Customer, each Party’s duty of indemnification will be in proportion to its share of such joint or concurrent negligence or willful misconduct.

17.2    (a)    To the extent permitted by law and except as otherwise specifically provided in this Agreement, Owner shall be responsible for, and shall release and defend, indemnify, and hold harmless Customer and its Indemnitees from and against, Damages to the natural resources and the environment and to property of Owner and its neighbors, including the Terminal facility, and for Damages to Product while in Owner's custody to the extent provided in this Agreement, unless and to the extent such Damages are caused by the negligence or willful misconduct of Customer or its Indemnitees, customers, transporters or suppliers (other than Owner or its Indemnitees).

(b)    To the extent permitted by law and except as otherwise specifically provided in this Agreement, Customer shall be responsible for, and shall release and defend, indemnify and hold harmless Owner and its Indemnitees from and against, Damages to the natural resources and property of Customer and other persons, including the barges, marine vessels, railcars and vehicles

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that transport Product for Customer, unless and to the extent such Damages are caused by the negligence or willful misconduct of Owner or its Indemnitees.

17.3    Each Party or its Indemnitees will (and each is deemed to be an “indemnified party” pursuant to this Section 17.3), promptly after the receipt of notice of any claim in respect of which indemnity may be sought from the other Party, notify such Party in writing of the receipt of such claim. The omission of the indemnified party so to notify the indemnifying Party of any such claim shall not relieve the indemnifying Party from any liability in respect of such claim which it may have to the indemnified party on account of the indemnity agreement herein (except, however, that the indemnifying Party shall be relieved of liability to the extent that the failure so to notify shall have caused prejudice to defense of such claim), nor shall it relieve the indemnifying Party from any other liability which it may have to the indemnified party. The indemnifying Party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, however, that notice of the intention so to assume and contest shall be delivered by the indemnifying Party to the indemnified party within thirty (30) days from the date of delivery to the indemnifying Party of notice by the indemnified party of the assertion of the claim. Any such contest may be conducted in the name and on behalf of the indemnifying Party or the indemnified party as may be appropriate. Such contest shall be conducted by attorneys employed or engaged by the indemnifying Party, but the indemnified party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at its cost and expense. If the indemnified party joins in any such contest, the indemnifying Party shall coordinate all matters with the indemnified party, but the indemnifying Party have full authority to determine all action to be taken with respect thereto. If after notice as provided for herein, the indemnifying Party does not elect to contest or defend any claim as provided in this Section 17.3, the indemnifying Party shall be bound by the result obtained with respect thereto by the indemnified party and the indemnified party may (but shall have no obligation to) contest any such claim. At any time after the commencement of defense of any claim, the indemnifying Party may request the indemnified party to agree in writing to the abandonment of such contest or to the payment or compromise by the indemnifying Party of the asserted claim, whereupon such action shall be taken unless the indemnified party determines that failure to continue the contest or taking of such action could adversely affect the business of the indemnified party or any of its Affiliates, and so notifies the indemnifying Party in writing within fifteen (15) days of such request from the indemnifying Party. If requested by the indemnifying Party, the indemnified party agrees to cooperate with the indemnifying Party and its counsel in contesting any claim which the indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the person asserting the claim or any cross‑complaint against any person (other than any Affiliates of the indemnified party), but the indemnifying Party will reimburse the indemnified party for any expenses incurred by it in so cooperating. The indemnified party agrees to afford the indemnifying Party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including Governmental Authorities, asserting any claim against the indemnified party, or conferences with representatives of or counsel for such persons.

17.4    In addition to and separate and apart from other insurance obligations that each Party may assume under the terms of this Agreement, insurance covering this indemnity agreement may

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be provided by each Party to the extent permitted by law. Further, such insurance coverage and limits will not be deemed as a limitation on either Party’s liability under the indemnities granted to the other Party and its Indemnitees in this Agreement.

17.5    NOTWITHSTANDING ANY OTHER TERMS IN THIS AGREEMENT AND REGARDLESS OF FAULT, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY OR ITS INDEMNITEES UNDER OR ARISING OUT OF THIS AGREEMENT FOR LOST PROFITS OR INCOME OR CONSEQUENTIAL DAMAGES (INCLUDING RESULTING FROM BREACH OF CONTRACT IN FAVOR OF ANY PURCHASER OF CUSTOMER) NOR BE LIABLE TO THE OTHER PARTY OR ITS INDEMNITEES FOR THE OTHER PARTY’S OR ITS INDEMNITEES’ SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES WITH RESPECT TO THIS AGREEMENT OR ANY ACT IN CONNECTION HEREWITH, WHETHER IN CONTRACT, TORT OR OTHERWISE IRRESPECTIVE OF WHETHER SUCH DAMAGES WERE FORESEEABLE BY EITHER PARTY.

Section 18.    Other Representations, Warranties and Covenants. As a material inducement to entering into this Agreement, each Party, with respect to itself, represents and warrants to the other Party as of the Effective Date of this Agreement as follows: (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and is qualified to conduct its business in those jurisdictions necessary to perform this Agreement; (b) it has all Governmental and other authorizations, permits and licenses necessary for it to legally perform its obligations under this Agreement; (c) the execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate any of the terms or conditions in its governing documents or any contract to which it is a party or any Law applicable to it; (d) this Agreement and each other document executed and delivered in accordance with this Agreement constitutes its legally valid and binding obligation enforceable against it in accordance with its terms, subject to any equitable defenses; (e) it is not bankrupt or insolvent and there are no reorganization, receivership or other arrangement proceedings pending or being contemplated by it, or to its knowledge threatened against it; and (f) it has read this Agreement and fully understands its rights and obligations under this Agreement, and has had an opportunity to consult with an attorney of its own choosing to explain the terms of this Agreement and the consequences of signing it.

Section 19.    Construction of Agreement.
19.1    Headings. The headings of the sections and subsections of this Agreement are for convenience only and will not be used in the interpretation of this Agreement.
19.2    Amendment or Waiver. This Agreement may not be amended, modified or waived except by written instrument executed by officers or duly authorized representatives of the respective Parties. The failure of either Party to insist upon strict performance of any of the covenants and conditions of this Agreement shall not be construed to be a waiver or relinquishment of such, or any other covenants or conditions, but the same shall be and remain in full force and effect.
19.3    Severability. Any provision of this Agreement that is prohibited or not enforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of the prohibition or

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lack of enforceability without invalidating the remaining provisions of this Agreement, and will not affect the validity or enforceability of those provisions in another jurisdiction or the validity or enforceability of this Agreement as a whole.
19.4    Entire Agreement. This Agreement (including the Exhibits and the Lease Agreement) contains the entire and exclusive agreement between the Parties with respect to the subject matter, and there are no other promises, representations, or warranties affecting it. The terms of this Agreement may not be contradicted, explained or supplanted by any usage of trade, course of dealing or course of performance, and any other representation, promise, statement or warranty made by either Party or their agents that differs in any way from these terms will be given no force or effect unless made in writing and signed by authorized representatives of Customer and Owner.

Section 20.    Law. THIS AGREEMENT WILL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

Section 21.    Confidentiality.

21.1    During the Term and for a period of two (2) years following the Term, each Party will, and will cause its officers, directors, managers, members, partners, stockholders, employees, Affiliates, agents and representatives to, hold in strict confidence all Confidential Information (as hereinafter defined) and will not, and will ensure that such other persons will not, disclose the same to any person except only for (i) any such disclosure as is reasonably necessary to carry out this Agreement and the transactions contemplated hereby or (ii) any disclosure required by Law (and then only upon prior written notice to the other Party). Notwithstanding any provision in this Agreement to the contrary, any Party (and any representative of such Party) may disclose to any and all Governmental Authorities, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to such tax treatment and tax structure. If this Agreement is terminated, upon a Party’s request, the other Party shall return all written Confidential Information of the requesting Party, except for that portion of such Confidential Information that may be found in analyses, compilations, studies or other documents prepared by, or for, the returning Party, and the returning Party and its officers, directors, managers, members, partners, stockholders, employees, Affiliates, agents and representatives shall not retain any copies of such written Confidential Information. The portion of written Confidential Information that may be found in analyses, compilations, studies or other documents prepared by, or for, the returning Party, and any written Confidential Information furnished by the requesting Party not so requested or returned, will be destroyed. Notwithstanding any provision in this Agreement to the contrary, however, neither Party nor any of its representatives shall be required to destroy or alter any computer

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archival or computer backup tapes or files which may contain any Confidential Information of the requesting Party, provided they are kept confidential in accordance with the terms of this Agreement and are not used for any purpose inconsistent with the terms of this Agreement.

21.2    For purposes of this Agreement, “Confidential Information” shall mean all information of any kind concerning the Parties (or their Affiliates), or the properties or business of the Parties (or their Affiliates), which information is confidential, proprietary or generally not available to the public, but excludes information which (a) becomes generally available to the public through no act or fault of the receiving Party; (b) a Party can demonstrate was already known to the Party at the time of disclosure by the other Party (other than any information known to the Parties regarding the Parties or their properties or business, or disclosures made by the Parties, pursuant to the transactions contemplated by this Agreement or in a Party’s evaluation thereof); (c) was acquired from a third party whom such Party does not reasonably believe is prohibited from making disclosure; or (d) a Party can demonstrate was independently developed by the Party without use of any of the Confidential Information.

21.3    The Parties shall have all rights and remedies available at law and in equity with respect to a breach of the provisions of this Section 21, including the remedies of specific performance and injunctive relief.

Section 22.    Reserved.

Section 23.    Arbitration.

23.1    THE PARTIES TO THIS AGREEMENT AGREE THAT ANY DISPUTE, CONTROVERSY OR CLAIM THAT MAY ARISE BETWEEN THEM IN CONNECTION WITH OR OTHERWISE RELATING TO THIS AGREEMENT OR THE APPLICATION, IMPLEMENTATION, VALIDITY OR BREACH OF THIS AGREEMENT OR ANY PROVISION OF THIS AGREEMENT (INCLUDING CLAIMS BASED ON CONTRACT, TORT OR STATUTE), SHALL BE FINALLY, CONCLUSIVELY AND EXCLUSIVELY SETTLED BY BINDING ARBITRATION IN HOUSTON, TEXAS, IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES (THE “RULES”) OF THE AMERICAN ARBITRATION ASSOCIATION OR ANY SUCCESSOR THERETO (“AAA”) THEN IN EFFECT. THE PARTIES TO THIS AGREEMENT HEREBY EXPRESSLY WAIVE THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO TRIAL BY JURY, WITH RESPECT TO ANY MATTER SUBJECT TO ARBITRATION PURSUANT TO THIS SECTION 23. ANY PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING IN ANY COURT HAVING JURISDICTION, TO COMPEL ARBITRATION OF ANY DISPUTE, CONTROVERSY OR CLAIM TO WHICH THIS SECTION 23 APPLIES. EXCEPT WITH RESPECT TO THE FOLLOWING PROVISIONS (THE “SPECIAL PROVISIONS”) WHICH SHALL APPLY WITH RESPECT TO ANY ARBITRATION PURSUANT TO THIS SECTION 23, THE INITIATION AND CONDUCT OF ARBITRATION SHALL BE AS SET FORTH IN THE RULES, WHICH RULES ARE

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INCORPORATED IN THIS AGREEMENT BY REFERENCE WITH THE SAME EFFECT AS IF THEY WERE SET FORTH IN THIS AGREEMENT.

23.2    In the event of any inconsistency between the Rules and the Special Provisions, the Special Provisions shall control. Any references in the Rules to a sole arbitrator shall be deemed to refer to the tribunal of arbitrators provided for under Section 23.4.

23.3    The arbitration shall be administered by the AAA. If the AAA is unable or legally precluded from administering the arbitration, then the Parties shall agree upon an alternative arbitration organization, provided that if the Parties cannot agree, such organization shall be selected by the Chief Judge of the United States District Court for the Southern District of Texas.

23.4    Unless otherwise agreed in writing by the Parties for the selection of a single neutral arbitrator, the arbitration shall be conducted by a tribunal of three (3) arbitrators. Within ten (10) days after arbitration is initiated pursuant to the Rules, the initiating Party (the “Claimant”) shall send written notice to the other Party (the “Respondent”), with a copy to the Houston, Texas office of the AAA, designating the first arbitrator (who shall not be a representative or agent of any Party but may or may not be an AAA panel member and, in any case, shall be reasonably believed by the Claimant to possess the requisite experience, education and expertise in respect of the matters to which the Claim relates to enable such person to competently perform arbitral duties). With ten (10) days after receipt of such notice, the Respondent shall send written notice to the Claimant, with a copy to the Houston, Texas office of the AAA and to the first arbitrator, designating the second arbitrator (who shall not be a representative or agent of any Party but may or may not be an AAA panel member and, in any case, shall be reasonably believed by the Respondent to possess the requisite experience, education and expertise in respect of the matters to which the Claim relates to enable such person to competently perform arbitral duties). Within ten (10) days after such notice from the Respondent is received by the Claimant, the Respondent and the Claimant shall cause their respective designated arbitrators to select any mutually agreeable AAA panel member as the third arbitrator. If the respective designated arbitrators of the Respondent and the Claimant cannot so agree within said ten (10) day period, then the third arbitrator will be determined pursuant to the Rules. Prior to commencement of the arbitration proceeding, each arbitrator shall have provided the Parties with a resume outlining such arbitrator’s background and qualifications and shall certify that such arbitrator is not a representative or agent of any of the Parties. If any arbitrator shall die, fail to act, resign, become disqualified or otherwise cease to act, then the arbitration proceeding shall be delayed for fifteen (15) days and the Party by or on behalf of whom such arbitrator was appointed shall be entitled to appoint a substitute arbitrator (meeting the qualifications set forth in this Section 23.4) within such fifteen (15) day period; provided, however, that if the Party by or on behalf of whom such arbitrator was appointed shall fail to appoint a substitute arbitrator within such fifteen (15) day period, the substitute arbitrator shall be a neutral arbitrator appointed by the AAA arbitrator within fifteen (15) days thereafter.

23.5    All arbitration hearings shall be commenced within ninety (90) days after arbitration is initiated pursuant to the Rules, unless, upon a showing of good cause by a Party to the arbitration, the tribunal of arbitrators permits the extension of the commencement of such hearing; provided, however, that any such extension shall not be longer than sixty (60) days.

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23.6    All claims presented for arbitration shall be particularly identified and the Parties to the arbitration shall each prepare a statement of their position with recommended courses of action. These statements of position and recommended courses of action shall be submitted to the tribunal of arbitrators chosen as provided hereinabove for binding decision. The tribunal of arbitrators shall not be empowered to make decisions beyond the scope of the position papers.

23.7    The arbitration proceeding will be governed by the substantive laws of the State of Texas and will be conducted in accordance with such procedures as shall be fixed for such purpose by the tribunal of arbitrators, except that (a) discovery in connection with any arbitration proceeding shall be conducted in accordance with the Federal Rules of Civil Procedure and applicable case law, (b) the tribunal of arbitrators shall have the power to compel discovery, and (c) unless the Parties otherwise agree and except as may be provided in this Section 23, the arbitration shall be governed by the Federal Arbitration Act, 9 U.S. §§ 1‑16, to the exclusion of any provision of Law or procedure inconsistent therewith or which would produce a different result. The Parties shall preserve their right to assert and to avail themselves of the attorney‑client and attorney-work product privileges, and any other privileges to which they may be entitled pursuant to Law. No Party to the arbitration or any arbitrator may compel or require mediation and/or settlement conferences without the prior written consent of all such Parties and the tribunal of arbitrators.

23.8    The tribunal of arbitrators shall make an arbitration award as soon as possible after the later of the close of evidence or the submission of final briefs, and in all cases the award shall be made not later than thirty (30) days following submission of the matter. The finding and decision of a majority of the arbitrators shall be fmal and shall be binding upon the Parties. Judgment upon the arbitration award or decision may be entered in any court having jurisdiction thereof or application may be made to any such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The tribunal of arbitrators shall have the authority to assess liability for pre-award and post-award interest on the claims, attorneys' fees, expert witness fees and all other expenses of arbitration as such arbitrators shall deem appropriate based on the outcome of the claims arbitrated. Unless otherwise agreed by the Parties to the arbitration in writing, the arbitration award shall include fmdings of fact and conclusions of law.

23.9    Notwithstanding any provision in this Section 23 to the contrary, this Section 23 shall not be construed to require arbitration of a claim or dispute brought by a person who is not a Party to this Agreement, or affect the ability of any Party to interplead or otherwise join the other Party in a proceeding brought by a person who is not a Party to this Agreement.

23.10    EACH PARTY UNDERSTANDS THAT THIS AGREEMENT CONTAINS AN AGREEMENT TO ARBITRATE WITH RESPECT TO ANY DISPUTE OR NEED OF INTERPRETATION OF THIS AGREEMENT. AFTER SIGNING THIS AGREEMENT, EACH PARTY UNDERSTANDS THAT IT WILL NOT BE ABLE TO BRING A LAWSUIT GOVERNING ANY DISPUTE THAT MAY ARISE WHICH IS COVERED BY THE ARBITRATION PROVISION, EXCEPT TO COMPEL ARBITRATION OR SEEK INJUNCTIVE RELIEF. INSTEAD, EACH PARTY AGREES TO SUBMIT ANY SUCH DISPUTE TO ARBITRATION.

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Remainder of page intentionally left blank;
Signature page follows

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This Agreement has been executed by the authorized representatives of each Party as set forth below effective as of the Effective Date.

Signature Page
Terminaling Services Agreement

EXHIBIT A

1.    Customer Address

Omega Refining, LLC
c/o Sterling, Gregory & Plotkin, LLC
1331 17th Street, Suite 1060
Denver, Colorado 80202
Attention:    James P. Gregory,
Vice President and General Counsel
Tel. No. 303.292.9122
Fax No. 303.292.9121

2.    Owner Address

Marrero Terminal LLC
c/o PipeStem Energy Group, LLC
3721 Briarpark, Suite 200
Houston, Texas 77042
Attn: Christina Henderson
Tel. No.: 713.266.3100
Fax No.: 713.266.3113

3.    Terminal, Services, and Modes of Receipt and Delivery

Owner’s Terminaling Services shall be provided hereunder at the area designated from time to time within the Marrero facility located at 5000 River Road, Marrero, Louisiana 70094 (“Terminal”). The Terminal shall be capable of receiving and delivering Product as provided below:

Modes of Receipt & Delivery

Barges and Marine Vessels drafting 35 feet or less
Tank Trucks
Railcars

Exhibit A - 1
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**************************************************
MATERIAL BELOW MARKED BY AN “***” HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THIS ENTIRE EXHIBIT INCLUDING THE OMITTED CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION.
**************************************************

4.    Monthly Service Fees; Tanks at the Terminal

A.     Tanks

Exhibit A - 2
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Tanks Available on Effective Date
Tank Number	Shell (bbl)	Safe Fill (bbl)
805	6615	6261
806	3381	3123
807	3499	3293
808	3797	3462
6331	11688	10367
6854	11368	10391
7397	55830	53189
7499	13811	12302
7543	10734	9926
31493	42582	41686
31494	53832	51860

The term "Tanks" as used in this Agreement shall mean those storage tanks located at the Terminal specified above by "Tank Number," and any other tanks at the Terminal which replace or are used in substitution of the identified tanks as provided by Owner pursuant to the terms of this Agreement. The term "Tanks" shall not include any other tanks or storage facilities at the Terminal.

B.    Calculation of Fees

Exhibit A - 3
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(1)    Storage, Handling and Throughput Service Fees. During the Initial Term, Owner shall charge and Customer shall pay monthly storage, handling and throughput service charges as follows:

(a)(a) Storage Fees: *** per month based on the shell capacity of each of the Tanks, inclusive of all fees, charges, costs and expenses related to the services provided herein (including wharfage/dockage fees; vessel and barge tie
, up costs; truck and railcar handling; overtime/holiday expenses), other than heating as set forth below;

(b)
**************************************************
MATERIAL BELOW MARKED BY AN “***” HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THIS ENTIRE EXHIBIT INCLUDING THE OMITTED CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION.
**************************************************
(c)Throughput Fees: Additional *** for any throughput volumes above the available shell capacity on a monthly basis; and

(c) Heating: Owner will have no obligation to provide any Tank or line heating to Customer (or any fuel therefor), and Customer will arrange for its own heating and fuel requirements.

During each Subsequent Term, Owner and Customer agree that the charges set forth in Sections 4.B(l)(a), (b) and (c) above shall be at the then prevailing market rate (determined with respect to each Subsequent Term and for the period of that Subsequent Term) that would be charged by Owner to other customers of the Terminal for similar Terminal Services with comparable tank storage safe fill capacities (provided that the storage fees in Item 4.B(l)(a) shall not be less than *** per month). Owner hereby agrees to inform Customer at least thirty (30) days prior to the date on which Customer must elect whether to extend the Term of the Lease, of Owner's determination of the amount of the Storage, Throughput and Heating Fees (if any) for the following Subsequent Term.

(2)    Vessel or Barge Demurrage Charges. During the Term, demurrage claims and expenses shall be addressed as provided in Section 4.2 of this Agreement.

(3)    Taxes and Assessments. During the Term, taxes incurred with respect to this Agreement shall be addressed as provided in Section 3 of this Agreement.

Exhibit A - 4
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5.    Customer Credit Support

As further consideration and to induce Owner to enter into this Agreement, Customer has, contemporaneously with the execution hereof, caused CAM 2 International, LLC, a Colorado limited liability company, and Hammond Lubricant Works, Inc., an Indiana corporation, to execute and deliver that certain Guaranty Agreement, dated effective as of the date hereof ("Guaranty Agreement"), to guarantee for the benefit of Owner and the Owner Indemnitees the payment and performance by Customer of all of its respective obligations under this Agreement and under any agreement executed and delivered by Customer in connection with this Agreement. The form of the Guaranty Agreement is attached hereto as Exhibit D. The Guaranty Agreement shall automatically terminate on the day following expiration of the Initial Term unless Owner has made a claim under the Guaranty Agreement during the Initial Term which claim has not been satisfied in full or adequate provision (in Owner's reasonable discretion) for which has not been made on or before the expiration of the Initial Term. During any Subsequent Term, Owner may periodically review the financial condition of Customer and, if circumstances warrant, require Customer to supply and maintain a letter of credit, guaranty or other form of credit support reasonably acceptable to Owner to secure Customer's performance under this Agreement

6.    Other Fees and Charges

For any services requested by Customer that are outside of the terms of this Agreement, Owner and Customer shall agree in writing on the payment or reimbursement for such services before any such services shall be performed.

7.    Operating Hours

Hours of Operation: The Terminal shall be operated by Owner to perform its functions herein agreed to be performed twenty-four (24) hours a day, seven (7) days a week for all Products. The Terminal may be closed at Owner’s discretion if there is not available work.

8.    Standard Loss Allowance

½ of one percent

9.    Commencement Date and Term

A.     The "Commencement Date" ofthis Agreement is May 1, 2008.

B. The initial term of this Agreement will begin on the Commencement Date and continue through and including April 30, 2013 ("Initial Term"). The term of this Agreement shall continue for five (5) year successive periods (such continuance being the "Subsequent Term") in accordance with each exercise to extend the term of the Lease Agreement, shall be co terminous with the Lease Agreement, and shall terminate effective upon the date of termination or expiration,

Exhibit A - 5
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for any reason, of the Lease Agreement. The Initial Term and any Subsequent Term will be deemed the "Term" ofthis Agreement.

C. Customer and Owner acknowledge and agree that any termination of this Agreement shall give Owner the right, but not the obligation, to tem1inate the Lease Agreement effective upon termination of this Agreement.

10.     Customer's Equipment

None

Exhibit A - 6
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EXHIBIT B

PRODUCT SPECIFICATIONS

Normal and customary commercial specifications for the Product as contained in any MSDS supplied to Owner prior to delivery, and any other specifications provided by Customer to Owner in writing and agreed to by Owner in writing.

Exhibit B - 1
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EXHIBIT C

INSURANCE REQUIREMENTS

I.    CUSTOMER AND OWNER REQUIREMENTS

Customer (and any customers, contractors, suppliers or sublessees of Customer entering the Terminal on Customer's behalf) and Owner will each procure and maintain, at their respective sole expense, policies of insurance with the minimum amounts outlined below or such other coverages and amounts as are acceptable to Owner. Evidence of such insurance must be provided in the form of an Accord Certificate of Insurance or such other form as may be reasonably acceptable to both Parties. All insurance companies must have a financial rating from A.M. Best & Company of A IX or better.

A.    COMMERCIAL GENERAL LIABILITY

• Limit per Occurrence $1,000,000
(Bodily Injury & Property Damage Combined Single Limit)
• General Aggregate $2,000,000
• Products & Completed Operations Aggregate $1,000,000
•     Personal & Advertising Injury $1,000,000

Policy extensions and/or modifications

(1)	Occurrence Insuring Agreement
(2)     Sudden & Accidental Pollution (as per standard Insuring Agreement)
arising out of Products and Completed Operations
(3)      Broad Form Property Damage coverage
(4)      Full Contractual Liability coverage
(5)     No exclusions as respects X, Cor U (Explosion, Collapse and
Underground).
(6)     30 days Notice of Cancellation or Material Change in Coverage (10 days
Non-Payment of Premium)
(7)      No limitation as respects policy territory
(8)     Independent Contractors Endorsement

Exhibit C - 1
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B.    AUTOMOBILE LIABILITY

•     Limit per Accident $1,000,000
(Bodily Injury & Property Damage Combined Single Limit)

Policy Extensions and/or Modifications

(1)	Coverage for all Owned, Hired and Non-Owned Vehicles.
(2) 30 Days Notice of Cancellation or Material Change in Coverage (10 days
Non-Payment of Premium)

C.    WORKER'S COMPENSATION

•     Worker's Compensation $1,000,000 Each Accident
•     Employer's Liability $1,000,000 Disease-Each Employee

Statutory State of Hire Benefits $1,000,000 Disease-Policy Limit

Policy Extensions and/or Modifications

(1)	Including United States Longshoremen and Harbor Workers Act

(2)	Maritime Employers Liability Endorsement to include coverage under the Jones Act including Transportation Wages, Maintenance and Cure, Death on the High Seas Act and "In Rem" Endorsement

(3)	Voluntary Compensation Endorsement

(4)	Alternate Employer Endorsement
(5)    30 days Notice of Cancellation or Material Change in Coverage (10 days
Non-Payment of Premium)
(6)    Insurance must be in accordance with Louisiana Law and provided by an
Admitted Carrier

D.    UMBRELLA I EXCESS LIABILITY

•	• Limit per Occurrence
(Bodily Injury & Property Damage Combined Single Limit)
•     Annual Aggregate $5,000,000

Exhibit C - 2
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Policy Extensions and/or Modifications

(1)	Occurrence Insuring Agreement
(2)    Sudden & Accidental Pollution (as per standard Insuring Agreement)
arising out of Products and Completed Operations
(3)     Broad Form Property Damage coverage
(4)     Full Contractual Liability coverage

(5)     No exclusions as respects X, Cor U (Explosion, Collapse and
Underground).
(6)     30 days Notice of Cancellation or Material Change in Coverage (10 Days
Non-Payment of Premium)

E.	ANY OTHER INSURANCE REQUESTED AND AGREED TO BY BOTH PARTIES.

II.     ADDITIONAL OWNER REQUIREMENTS

In addition to the foregoing insurances, Owner shall maintain the following insurances:

A.     MARINE TERMINAL OPERATORS LIABILITY

• Limit per Occurrence
• Annual Aggregate $10,000,000

Policy Extensions and/or Modifications

(1)     Including American Institute Wharfingers Liability Wording
(2)     Including American Institute Stevedores Liability Wording
(3)     Seepage and Pollution as per 7/90 day buy back wording

B.     POLLUTION LEGAL LIABILITY

• Limit per Occurrence
•    Annual Aggregate $10,000,000

Policy Extensions and/or Modifications

(1)	Applicable to bodily injury, property damage, including loss of use of damaged property or loss of property that has not been physically injured or destroyed

Exhibit C - 3
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(2) Including cleanup costs and defense, including costs and expenses incurred in the investigation, defense or settlement of claims
(3) Coverage to apply to sudden and non-sudden pollution conditions resulting from the escape or release of smoke, vapors, fumes, acids, alkalis, toxic chemicals, liquids, gases, waste materials, or other irritants, contaminants or pollutants

C.     PROPERTY

•	All risk property insurance on a replacement cost basis on all real and personal property at the Terminal, including all pipelines, tanks, railcar and truck-loading facilities, docks and other property needed by Owner to perform the Terminaling

•	Services. Coverage shall include Boiler & Machinery and Machinery Interruption.

III.	CLAIMS-MADE COVERAGE

If coverage as required by Item II.B. above is written on a claims-made basis, Owner warrants that the retroactive date applicable to coverage under the policy will precede the Commencement Date, and that continuous coverage will be maintained or an extended discovery period will be exercised for a period of six years beginning from the time that performance under this Agreement is completed.

IV.	INSURANCE AND INDEMNIFICATION

It is expressly understood that the insurance provisions of this Agreement, including the minimum required limits outlined above, are intended to assure that certain minimum standards of insurance protection are afforded by each Party and the specifications in this Agreement of any amount will be construed to support but not in any way limit the amount or scope of liabilities and indemnity obligations (express or implied) of each Party. The minimum limits required in this Agreement for any particular type of insurance may be satisfied by a combination of the specific type of insurance and umbrella or excess liability insurance. Each Party shall be responsible for all deductibles applicable to the minimum required coverage required of such Party in this Agreement.

V.	SELF-INSURANCE

Not applicable.

Exhibit C - 4
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EXIBIT D

FORM OF GUARANTY AGREEMENT

(See Attached)

Exhibit D - 1
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EXHBIT D
FORM OF GUARANTY AGREEMENT
UNCONDITIONAL GUARANTY AGREEMENT

THIS UNCONDITIONAL GUARANTY AGREEMENT (as amended, this "Guaranty Agreement') is executed as of April30, 2008, by CAM2 INTERNATIONAL, LLC, a Colorado limited liability company, and HAMMOND LUBRICANT WORKS, INC., an Indiana corporation (such parties being referred to herein, jointly and severally, as "Guarantor," and each use of the term "Guarantor" or reference thereto shall mean or be a reference to each of such persons, jointly and severally), for the benefit of MARRERO TERMINAL LLCROTERNUNAL LLC, a Delaware limited liability company ("Marrero Terminaf').

WHEREAS, Omega Refining, LLC, a Delaware limited liability company ("Omega"), and Marrero Terminal have entered into (a) a Purchase and Sale Agreement dated of even date herewith, (b) a Terminaling Services Agreement dated of even date herewith (as amended, the "TSA"), (c) a Land Lease dated of even date herewith (as amended, the "Lease"), and (d) a Co-Employer and Shared Services Agreement dated of even date herewith (collectively, as such agreements may hereafter be renewed, extended, amended, restated, or replaced from time to time, the "Marrero Documents");

WHEREAS, Marrero Terminal is not willing to enter into the Marrero Documents unless Guarantor unconditionally guarantees all obligations of Omega to Marrero Tenninal under the Marrero Documents; and

WHEREAS, Guarantor will benefit from Marrero Terminal entering into the Marrero Documents with Omega.

NOW, THEREFORE, as an inducement to Marrero Terminal to enter into the Marrero Document with Omega, and to incur such obligations to Omega as may be set forth in the Marrero Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby guarantees payment of the Guaranteed Obligations (hereinafter defined) as more specifically described in Section 1.03 below, and hereby further agrees as follows:

Article I

NATURE AND SCOPE OF GUARANTY

Section 1.01.    Definition of Guaranteed Obligations. As used herein, the term "Guaranteed
Obligations" means:

(a)    all indebtedness, obligations, liabilities, and duties of Omega to Marrero
Terminal at any time created or arising in connection with or under the Marrero Documents; and

(b) all costs, expenses and fees, including but not limited to court costs and attorneys' fees, arising in connection with the collection of any or all amounts, indebtedness, obligations, and liabilities of Omega to Marrero Terminal described in clause (a) of this Section 1.01.

Notwithstanding anything to the contrary set forth above, after the Initial Term (as such term is defined in the TSA and the Lease, respectively), the indebtedness, obligations, liabilities, and duties of

Exhibit D - 2
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Omega to Marrero Terminal under the TSA and the Lease shall not constitute "Guaranteed Obligations"; provided, that, the same shall constitute "Guaranteed Obligations" if, and to the extent that, a claim has been duly made hereunder during the Initial Term, which claim has not been satisfied in full or adequate provision (in Marrero Terminal's reasonable discretion) for which has not been made on or before the expiration of the Initial Term.

Section 1.02. Guaranteed Obligations Not Reduced by Offset. The indebtedness, liabilities, obligations and other Guaranteed Obligations guaranteed hereby, and the liabilities and obligations of Guarantor to Marrero Terminal hereunder, shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Omega or any other party against Marrero Terminal or against the Guaranteed Obligations, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

Section 1.03. Guaranty of Obligation. Guarantor and each of them, jointly and severally, hereby irrevocably and unconditionally guarantees to Marrero Terminal and its successors and assigns (a) the due and punctual payment of the Guaranteed Obligations, and (b) the timely performance of those obligations of Omega to Marrero Terminal under the Marrero Documents. Each Guarantor, jointly and severally, hereby irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Obligations as primary obligor.

Section 1.04. Nature of Guaranty. This Guaranty Agreement is intended to be an irrevocable, absolute, and continuing guaranty of payment and is not a guaranty of collection. This Guaranty Agreement may not be revoked by Guarantor (provided, however, if, according to applicable law, it shall ever be determined or held that a guarantor under a continuing guaranty such as this Guaranty Agreement shall have the absolute right, notwithstanding the express agreement of such a guarantor otherwise, to revoke such guaranty as to Guaranteed Obligations which has then not yet arisen, then Guarantor, or any one or more of them, may deliver to Marrero Terminal written notice, in addition to giving such notice as provided in Section 5.02 hereof, that the Guarantor giving such notice will not be liable hereunder for any Guaranteed Obligations created, incurred, or arising after the giving of such notice, and such notice will be effective as to the Guarantor who gives such notice from and after (but not before) such times as said written notice is actually delivered to Marrero Terminal, in addition to giving such notice as provided in Section 5.02 hereof, and received by and receipted for in writing by Marrero Terminal; provided, that such notice shall not in any way affect, impair, or limit the liability and responsibility of any other Guarantor hereunder or other person or entity with respect to any Guaranteed Obligations theretofore existing or thereafter existing, arising, renewed, extended or modified; and provided, further, that such notice shall not affect, impair, or release the liability and responsibility of the Guarantor giving such notice with respect to Guaranteed Obligations created, incurred, or arising (or in respect of any Guaranteed Obligations agreed or contemplated, in any respect, to be created, whether advanced or not and whether or not committed to by Marrero Terminal) prior to the receipt of such notice by Marrero Terminal as aforesaid, or in respect of any renewals, extensions, or modifications of such Guaranteed Obligations, or in respect of interest or costs of collection thereafter accruing on or with respect to such Guaranteed Obligations, or with respect to attorneys' fees thereafter becoming payable hereunder with respect to such Guaranteed Obligations), and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor. This Guaranty Agreement may be enforced by Marrero Terminal and shall not be discharged by the assignment or negotiation of all or part of the Guaranteed Obligations.

Section 1.05.     Payment by Guarantor. Upon any breach or default under, or termination of, the
Marrero Documents, Guarantor shall, immediately upon demand by Marrero Terminal, and without presentment, protest, notice of protest, notice or nonpayment, or any other notice whatsoever, pay in lawful money of the United States of America any amount due on the Guaranteed Obligations to Marrero Terminal at Marrero Terminal's principal office in Houston, Texas. Such demand may be made at any time coincident with or after the time for payment of all or part of the Guaranteed Obligations, and may be made from time to time with

Exhibit D - 3
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respect to the same or different items of Guaranteed Obligations. Such demand shall be deemed made, given and received in accordance with Section 5.02 hereof.

Section 1.06. Payment of Expenses. In the event that Guarantor should breach or fail to timely perform any provisions of this Guaranty Agreement, Guarantor shall, immediately upon demand by Marrero Terminal, pay Marrero Terminal all costs and expenses (including court costs and reasonable attorneys' fees) incurred by Marrero Terminal in the enforcement hereof or the preservation of Marrero Terminal's rights hereunder. The covenant contained in this Sectioul.06 shall survive the termination of the Guaranteed Obligations.

Section 1.07. No Duty to Pursue Others. It shall not be necessary for Marrero Terminal (and Guarantor hereby waives any rights which Guarantor may have to require Marrero Terminal), in order to enforce any payment by Guarantor hereunder, first to (a) institute suit or exhaust its remedies against Omega or others liable on the Guaranteed Obligations or any other person, (b) enforce Marrero Terminal's rights against any security which shall ever have been given to secure the Guaranteed Obligations, (c) enforce Marrero Terminal's rights against any other guarantors of the Guaranteed Obligations, (d) join Omega or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty Agreement, (e) exhaust any remedies available to Marrero Terminal against any security which shall ever have been given to secure the Guaranteed Obligations, or (f) resort to any other means of obtaining payment of the Guaranteed Obligations. Marrero Terminal shall not be required to mitigate damages or take any other action to reduce, collect or enforce the Guaranteed Obligations. Further, Guarantor expressly waives each and every right to which it may be entitled by virtue of the suretyship law of the State ofTexas.

Section 1.08. Waiver of Notices, etc. Guarantor agrees to the provlSlons of the Marrero Documents, and hereby waives notice of (a) acceptance of this Guaranty Agreement, (b) the execution and delivery by Omega and Marrero Terminal of any agreement other than a Marrero Document (or amendment thereto), (c) the occurrence of any breach by Omega or default in connection with the Guaranteed Obligations and any instruments, agreements or security documents with respect thereto, (d) Marrero Terminal's transfer or disposition of the Guaranteed Obligations, or any part thereof, (e) sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (f) protest, proof of nonpayment or default or breach by Omega under the Marrero Documents, or (g) any other action at any time taken or omitted by Marrero Terminal, and, generally, all demands and notices of every kind in connection with this Guaranty Agreement, the Marrero Documents, and any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations and the obligations guaranteed hereby.

Section 1.09. Effect of Bankruptcy, Other Matters. In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, or for any other reason, (a) Marrero Terminal must rescind or restore any payment, or any part thereof, received by Marrero Terminal in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty Agreement given to Guarantor by Marrero Terminal shall be without effect, and this Guaranty Agreement shall remain in full force and effect, (b) Omega shall cease to be liable to Marrero Terminal for any of the Guaranteed Obligations (other than by reason of the indefeasible payment in full thereof by Omega), the obligations of Guarantor under this Guaranty Agreement shall remain in full force and effect. It is the intention of Marrero
Tenninal and Guarantor that Guarantor's obligations hereunder shall not be discharged except by Guarantor's performance of such obligations and then only to the extent of such performance. Without limiting the generality of the foregoing, it is the intention of Marrero Terminal and Guarantor that the filing of any bankruptcy or similar proceeding by or against Omega or any other person or party obligated on any portion of the Guaranteed Obligations shall not affect the obligations of Guarantor under this Guaranty Agreement or the rights of

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Marrero Terminal under this Guaranty Agreement, including, without limitation, the right or ability of Marrero Terminal to pursue or institute suit against Guarantor for the entire Guaranteed Obligations.

Section 1.10. Financial Information. Guarantor agrees to deliver to Marrero Terminal balance sheets, profit and loss statements, reconciliations of capital and surplus, changes in financial condition, schedules of sources and application of funds, and other financial information of Guarantor as shall be reasonably required by Marrero Terminal, not later than ninety (90) days after the end of each fiscal year of Guarantor, which statements shall be certified by an independent certified public accounting firm reasonably acceptable to Marrero Terminal.

Section 1.11. Termination. Notwithstanding anything to the contrary set forth in this Guaranty Agreement, this Guaranty Agreement shall terminate, and the Guarantor shall have no further obligation to Marrero Terminal, if: (a) as of the end of any fiscal year of Omega after the initial Term (as defined in the Lease) of the Lease, the Consolidated Net Worth of Omega and its subsidiaries, as determined by independent public accountants reasonably acceptable to Marrero Terminal, shall exceed the Consolidated Net Worth Threshold; or (b) upon any sale of all or substantially all of Omega's assets, or equity interests in Omega, or the occurrence of any other "change of control" transaction not otherwise prohibited under the Marrero Documents, the Consolidated Net Worth of the successor to Omega's rights and obligations under the Marrero Documents shall exceed the Consolidated Net Worth Threshold. As used herein: (x) "Consolidated Net Worth" means, as of any date of determination, all items that, in confonnity with generally accepted accounting principles in the United States of America in effect from time to time, would be included under shareholders' equity on a consolidated balance sheet of a person and its subsidiaries at such date; and (y) "Consolidated Net Worth Threshold'' means $13,800,000.

ARTICLE II

ADDITIONAL EVENTS AND CIR.CUMSTANCES NOT REDUCING OR DISCHARGING GUARANTOR'S OBLIGATIONS

Guarantor hereby consents and agrees to each of the following, agrees that Guarantor's obligations under this Guaranty Agreement shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any common law, equitable, statutory or other rights (including without limitation rights to notice) which Guarantor or any of them might otherwise have as a result of or in connection with any of the following:

Section 2.01. Modifications, etc. Any renewal, extension, increase, modification, alteration or rearrangement of any agreement, document, instrument, contract or understanding between Omega and Marrero Terminal pertaining to the Guaranteed Obligations;

Section 2.02. Adjustment, etc. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Marrero Terminal to Omega or Guarantor;

Section 2.03. Condition, Composition or Structure of Omega or Guarantor. The insolvency, bankruptcy, arrangement, adjustment, composition, structure, liquidation, disability, dissolution or lack of power of Omega or any other party at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of Omega or Guarantor, or any sale, lease or transfer of any or all of the assets of Omega or Guarantor, or any changes in name, business, location, composition, structure or changes in the shareholders, partners or members (whether by accession, secession, cessation, death, dissolution, transfer of assets or other matter) of Omega or Guarantor; or any reorganization of Omega or Guarantor;

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Section 2.04. Invalidity of Guaranteed Obligations. The invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations, or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including without limitation the fact that (a) the Guaranteed Obligations, or any part thereof, exceeds the amount permitted by law, (b) the act of creating the Guaranteed Obligations or any part thereof is ultra vires , (c) the officers or representatives executing the Marrero Documents or other documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, (d) the Omega has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from Omega, (e) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations, or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable, or (f) the Marrero Documents or other documents or instruments pertaining to the Guaranteed Obligations have been forged or otherwise are irregular or not genuine or authentic;

Section 2.05. Release of Obligors. Any full or partial release of the liability of Omega on the Guaranteed Obligations or any part thereof, or of any Guarantor, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other party; notwithstanding the foregoing, Guarantor does not hereby waive or release (expressly or impliedly) any rights of subrogation, reimbursement or contribution which it may have, after payment in full of the Guaranteed Obligations, against others liable on the Guaranteed Obligations;

Section 2.06. Other Security. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations;

Section 2.07. Merger. The reorganization, merger or consolidation of Omega or Guarantor into or with any other corporation or entity;

Section 2.08. Preference. Any payment by Omega to Marrero Terminal is held to constitute a preference under bankruptcy laws, or for any reason Marrero Terminal is required to refund such payment or pay such amount to Omega or someone else; or

Section 2.09. Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to the Marrero Documents or the Guaranteed Obligations.

Article III REPRESENTATIONS AND WARRANTIES
To induce Marrero Terminal to enter into the Marrero Documents with Omega, Guarantor represents and warrants to Marrero Terminal that:
Section 3.0 I. Benefit. Guarantor is directly or indirectly controlled by persons that directly or indirectly control Omega and has received, or will receive, direct or indirect benefit from the making of this Guaranty and the Guaranteed Obligations;

Section 3.02. Familiarity and Reliance. Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of the Omega and is familiar with the value of any and all

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collateral intended to be created as security for the payment of the Guaranteed Obligations; however, Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty Agreement;

Section 3.03. No Representation by Marrero Terminal. Neither Marrero Terminal nor any other party has made any representation, warranty or statement to Guarantor in order to induce the Guarantor to execute this Guaranty Agreement;

Section 3.04. Guarantor's Financial Condition. As of the date hereof, and after giving effect to this Guaranty Agreement and the contingent obligation evidenced hereby, Guarantor is, and will be, solvent, and has and will have assets which, fairly valued, exceed its obligations, liabilities and debts;

Section 3.05. Directors' Determination of Benefit. The Board of Directors or equivalent governing body of Guarantor, acting pursuant to a duly called and constituted meeting, after proper notice, or pursuant to a valid unanimous consent, has determined that this Guaranty directly or indirectly benefits Guarantor and is in the best interests of Guarantor.

Section 3.06. Legality. The execution, delivery and performance by Guarantor of this Guaranty Agreement and the consummation of the transactions contemplated hereunder (a) have been duly authorized by all necessary corporate and stockholder action or limited liability company and member action of Guarantor, and (b) do not, and will not, contravene or conflict with any law, statute or regulation whatsoever to which Guarantor is subject or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the breach of, any indenture, mortgage, deed of trust, charge, lien, or any contract, agreement or other instrument to which Guarantor is a party or which may be applicable to Guarantor or any of its assets, or violate any provisions of its Certificate of Incorporation or Certificate of Formation, Bylaws or any other organizational document of Guarantor; this Guaranty Agreement is a legal and binding obligation of Guarantor and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors' rights.

Section 3.07. Organization and Good Standing. Guarantor (a) is, and will continue to be, a corporation duly organized and validly existing in good standing under the laws of the State of Indiana, or a limited liability company duly organized and validly existing in good standing under the laws of the State of Colorado, as applicable, and (b) possesses all requisite authority, power, licenses, permits and franchises necessary to own its assets, to conduct its business and to execute and deliver and comply with the terms of this Guaranty Agreement.

Section 3.08. Survival. All representations and warranties made by Guarantor herein shall survive the execution hereof.

Article IV

WAIVER, SUBORDINATION OF CERTAIN INDEBTEDNESS
Section 4.01. Subordination of Guarantor Claims. As used herein, the term "Guarantor Claims" shall mean all debts and liabilities of Omega to Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of Omega thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the person or persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by Guarantor. Until the Guaranteed Obligations shall be paid and satisfied in

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full and Guarantor shall have performed all of its obligations hereunder, Guarantor shall not receive or collect, directly or indirectly, from Omega or any other party any amount upon the Guarantor Claims.

Section 4.02. Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor's relief, or other insolvency proceedings involving Omega, as debtor, Marrero Terminal shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims. Guarantor hereby assigns such dividends and payments to Marrero Tenninal. Should Marrero Terminal receive, for application upon the Guaranteed Obligations, any such dividend or payment that is otherwise payable to Guarantor, and which, as between Omega and Guarantor, shall constitute a credit upon the Guarantor Claims, then upon payment to Marrero Terminal in full of the Guaranteed Obligations, Guarantor shall become subrogated to the rights of Marrero Terminal to the extent that such payments to Marrero Terminal on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if Marrero Terminal had not received dividends or payments upon the Guarantor Claims.

Section 4.03.     Payments Held in Trust. In the event that, notwithstanding Sections 4.01 and
4.02 above, Guarantor shall receive any funds, payment, claim or distribution which is prohibited by such Sections, Guarantor agrees to hold in trust for Marrero Terminal, in kind, all funds, payments, claims or distributions so received, and agrees that he shall have absolutely no dominion over such funds, payments, claims or distributions so received except to pay them promptly to Marrero Terminal, and Guarantor covenants promptly to pay the same to Marrero Terminal.

Section 4.04. Liens Subordinate. Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon Omega's assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon Omega's assets securing payment of the Guaranteed Obligations, if any, regardless of whether such encumbrances in favor of Guarantor or Marrero Terminal presently exist or are hereafter created or attach. Without the prior written consent of Marrero Terminal, Guarantor shall not (a) exercise or enforce any creditor's right it may have against Omega, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings Uudicial or otherwise, including without limitation the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor's relief or insolvency proceeding) to enforce any liens, mortgages, deeds of trust, security interest, collateral rights, judgments or other encumbrances on assets of Omega held by Guarantor.

Section 4.05. Notation of Records. All promissory notes, accounts receivable ledgers or other evidences of the Guarantor Claims accepted by or held by Guarantor shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Guaranty Agreement.
Section 4.06. Waiver of Incidental Claims. Notwithstanding anything to the contrary contained in this Guaranty, Guarantor waives all rights of subrogation, reimbursement, indemnification, contribution and all other claims against Omega and every other party which is or shall ever be in any way obligated on the Guaranteed Obligations which Guarantor may ever have as a result of payment of any of the Guaranteed Obligations, as well as all incidental rights and benefits in favor of Guarantor in connection with payment of any of the Guaranteed Obligations.

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ARTICLE V MISCELLANEOUS
Section 5.01. Waiver. No failure to exercise, and no delay in exercising, on the part of Marrero Terminal, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Marrero Terminal hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty Agreement, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

Section 5.02. Notices. Any notices or other communications required or permitted to be given by this Guaranty Agreement must be (a) given in writing and personally delivered or mailed by prepaid certified or registered mail, return receipt requested, or (b) made by tested telex delivered or transmitted, to the party to whom such notice or communication is directed, to the address of such party as follows:

Guarantor:    Omega Refining, LLC
1331 1i11 Street, Suite 1060
Denver, Colorado 80202
Attn:    James P. Gregory
Telecopy No.: 303.292.9121 with copy to:
Omega Refining, LLC
3045 Whitman Drive, Ste. 103
Attn: David Bluestein
Evergreen, CO 80439
Telecopy No.: 303.679.8988

Marrero Terminal:    Marrero Terminal LLC
c/o PipeStem Energy Group, LLC
3721 Briarpark Drive, Suite 200
Houston, Texas 77042
Attn:    Vincent J. Di Cosimo
TelecopyNo.: 713-266-3117

Any such notice or other communication shall be deemed to have been given (whether actually received or not) on the day it is personally delivered as aforesaid or, if mailed, on the day it is mailed as aforesaid, or, if transmitted by telex, on the day that such notice is transmitted as aforesaid. Any party may change its address for purposes of this Guaranty Agreement by giving notice of such change to the other party pursuant to this Section 5.02.

Section 5.03. Governing Law. The substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Guaranty Agreement. For purposes of this Guaranty

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Agreement and the resolution of disputes hereunder, Guarantor hereby irrevocably submits and consents to, and waives any objection to, the non-exclusive jurisdiction of the courts of the State of Texas located in Harris County, Texas and of the federal court located in the Southern District of Texas, Houston Division.

Section 5.04. Invalid Provisions. If any provision of this Guaranty Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty Agreement, such provision shall be fully severable and this Guaranty Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty Agreement, and the remaining provisions of this Guaranty Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty Agreement, unless such continued effectiveness of this Guaranty Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

Section 5.05. Entirety and Amendments. This Guaranty Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof, and this Guaranty Agreement may be amended only by an instrument in writing executed by an authorized officer of the party against whom such amendment is sought to be enforced.

Section 5.06. Parties Bound; Assignment. This Guaranty Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that Guarantor may not, without the prior written consent of Marrero Terminal, assign any of its rights, powers, duties or obligations hereunder.

Section 5.07. Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Guaranty Agreement.

Section 5.08. Multiple Counterparts. This Guaranty Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Guaranty Agreement by signing any such counterpart.

Section 5.09. Rights and Remedies. If Guarantor becomes liable for any indebtedness or other obligations owing by Omega to Marrero Terminal, by endorsement or otherwise, other than under this Guaranty Agreement, such liability shall not be in any manner impaired or affected hereby and the rights of Marrero Terminal hereunder shall be cumulative of any and all other rights that Marrero Terminal may ever have against Guarantor. The exercise by Marrero Terminal of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

Remainder of Page Intentionally Blank.
Signature Page to Follow.

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EXECUTED as of the day and year first above written.

GUARANTORS:

CAM2 INTERNATIONAL, LLC,
a Colorado limited liability company

By:	Name:
Title:

HAMMOND LUBRICANT WORKS, INC.,
an Indiana corporation

By:	Name:
Title:

Signature Page to Unconditional Guaranty Agreement

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